UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a party other than the Registrant [X]

Check the appropriate box:

[   ]   Preliminary Proxy Statement

[   ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]   Definitive Proxy Statement

[X]   Definitive Additional Materials

[   ]   Soliciting Material Under Rule 14a-12

THE EASTERN COMPANY
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES INVESTORS, LLC,

BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP., HILCO, INC., JAMES A. MITAROTONDA

AND MICHAEL A. MCMANUS, JR.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[   ]   Fee paid previously with preliminary materials.

[   ]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The Barington Group is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the 2015 annual meeting of shareholders (the “Annual Meeting”) of The Eastern Company (the “Company”). The Barington Group has made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies for the election of its director nominees at the Annual Meeting.

Item 1.   On April 28, 2015, the Barington Group issued the following press release and sent the letter referenced therein to the Company’s shareholders. The letter referred to in the press release is also available at www.barington.com/eastern.html.

FOR IMMEDIATE RELEASE

April 28, 2015

THE BARINGTON GROUP SENDS LETTER TO

THE SHAREHODLERS OF THE EASTERN COMPANY

Encourages All Shareholders to Vote the Barington Group’s WHITE Proxy Card

New York, NY, April 28, 2015 – The Barington Group announced today that it has sent a letter to the shareholders of The Eastern Company (NASDAQ: EML).  The letter is being sent in connection with the Barington Group’s solicitation of proxies to elect James A. Mitarotonda and Michael A. McManus, Jr. to the Board of Directors of Eastern at the Company’s 2015 Annual Meeting of Shareholders.  The Annual Meeting is scheduled to be held at 11:00 a.m. (local time) on Wednesday, May 20, 2015 at the Company’s headquarters in Naugatuck, Connecticut.  The Barington Group owns over 5.2% of the Company’s outstanding shares and has been a shareholder of Eastern for over two years.

The full text of the letter follows:

April 28, 2015

Dear Fellow Eastern Shareholder:

You have a simple but important decision to make regarding your investment in The Eastern Company at the 2015 Annual Meeting of Shareholders, which is scheduled to be held on May 20, 2015:

You can elect James A. Mitarotonda and Michael A. McManus, Jr. – two highly experienced professionals who are committed to improving long-term value and protecting the interests of all Eastern shareholders;

or

You can elect David C. Robinson – the former head of a local insurance agency who has been a director of the Company for 25 years – and Samantha Allison – a close business associate of Eastern director John Everets who lacks industrial experience and has never served as a public company director – and continue to accept the status quo.

We are the Barington Group and we have a fifteen-year track record of working constructively with the boards and management teams of publicly traded companies to help improve their operations, strategic focus, profitability and corporate governance.  As significant shareholders of Eastern, our interests are aligned with yours – we want to help improve the long-term value of the Company and ensure that shareholder interests are protected in the boardroom.

WE BELIEVE THAT EASTERN’S SHARE PRICE PERFORMANCE

HAS BEEN EXTREMELY DISAPPOINTING FOR SHAREHOLDERS

We believe that Eastern’s share price performance has been extremely disappointing for shareholders under its current Board of Directors, which has been comprised of the same five individuals for over 15 years.  Eastern has failed to address its share price performance in its letters to shareholders.  Why?  Likely because, no matter how hard it tries, the Board cannot spin the following FACT: Eastern has significantly underperformed its peers and the market as a whole over the one, three, five, ten and fifteen-year periods preceding the public disclosure of our 5.2% ownership position in the Company on September 30, 2014.

	1 Year (9/30/13-9/29/14)	3 Years (9/30/11-9/29/14)	5 Years (9/30/09-9/29/14)	10 Years (9/30/04-9/29/14)	15 Years (9/30/99-9/29/14)
The Eastern Company	0.94%	-6.2%	14.5%	55.0%	63.7%
Peer Group Median	4.3%	53.2%	99.1%	109.4%	129.7%
Russell 2000 Index	5.5%	80.9%	97.8%	102.1%	127.1%
Wilshire 5000 Index	18.1%	86.9%	109.7%	114.8%	114.6%

WE BELIEVE THAT EASTERN’S CORPORATE GOVERNANCE IS EXTREMELY

POOR AND DEMONSTRATES A DISREGARD FOR SHAREHOLDER INTERESTS

In addition to failing to address the Company’s share price performance, the Eastern Board also conveniently avoids discussing its corporate governance, which we believe is extremely poor and demonstrates a disregard for shareholder interests.  Consider the following FACTS:

•

The Eastern Board has an astonishing average director tenure of 27 years and has not added a new director since 1993.

•

Eastern has a staggered board of directors and maintains a plurality voting standard for uncontested director elections, both of which facilitate the entrenchment of the Board.

•

In 2008, the Board implemented a “poison pill” shareholder rights plan with a ten-percent trigger without shareholder approval.

•

The Board has not separated the roles of Chairman and Chief Executive Officer (or even appointed an independent lead or presiding director).

•

The Board did not have a standing corporate governance committee for 10 years, and its new standing committee, which was formed in May 2014, did not hold any meetings at all last year.

•

The Board, in what we believe is clearly an effort to disenfranchise shareholders at the 2015 Annual Meeting, recently amended Eastern’s Bylaws to provide the Board with the right (which previously only the Company’s shareholders had) to fill vacancies created by an increase in the number of directors.  The Board has announced that it intends to expand its size from five to six directors immediately after the 2015 Annual Meeting and use its newly-created authority to appoint James H. Ozanne, another business crony of Eastern director John Everets, to fill the vacancy, thus adding a new director to the Board without a shareholder vote.  We believe that this is being done in an attempt to dilute the effectiveness of any Barington Group nominee that may be elected at the Annual Meeting.

Given the Board’s record in corporate governance and its announced plan to expand the Board without a shareholder vote, it appears to us that Eastern’s incumbent directors are focused on maintaining their Board seats (and director fees) at all cost.  We therefore believe that new, independent directors are desperately needed to ensure that the interests of all shareholders are protected.

FALSE STATEMENTS AND DIVERSIONARY TACTICS

We believe that Eastern’s incumbent directors have embarked on an aggressive campaign, funded by shareholder resources, to attempt to divert shareholder attention from the Company’s share price performance and the Board’s record in the area of corporate governance by making false and diversionary statements regarding our nominees.  We urge you, however, to consider the FACTS and then decide for yourself whose nominees will act in your best interest.

Eastern’s Claim:  Barington “has failed to come up with any new ideas for the Company.”

THE FACTS:  After carefully analyzing Eastern for over two years, Barington formulated a set of specific recommendations which we are convinced will help improve the Company’s long-term financial and share price performance.  These measures, which are summarized in the Barington Group’s April 10, 2015 letter to shareholders (a copy of which is available at www.barington.com/eastern.html), includes recommendations that the Company: (a) conduct a detailed strategic review, (b) rationalize the Company’s portfolio of businesses, (c) pursue complementary acquisitions, (d) take action to improve revenue growth and return on invested capital, and (e) improve corporate governance and separate the Chairman and CEO roles.  The Barington Group also recommends that Eastern improve its transparency and communication with the investment community, by, among other things, (i) ending the Company’s practice of not conducting earnings conference calls or participating in investor conferences and (ii) disclosing the Company’s strategic plan and CEO succession plan (or acknowledging that the Company has yet to formulate such plans).

It is hard to take seriously the Board’s claim that Barington has failed to come up with any new ideas for the Company, when Eastern announced less than a month ago that it had engaged Wells Fargo Securities to assist the Board in its review of strategic alternatives, something that we have been recommending the Company do since December 2012.  We are convinced that Eastern would not have engaged Wells Fargo if we did not commence our proxy solicitation.  Unfortunately, it is unclear what, if anything, will come from their engagement as the Board has not announced any objectives or a timeline associated with its strategic review and has publicly stated that “there is no guarantee that any transaction will be consummated.”  We therefore believe that it is important that our nominees are elected to the Board so that shareholders can be assured that an appropriate strategic review is completed in a timely manner and that the results are used to improve Eastern’s strategic focus.

Eastern’s Claim:  The candidates nominated by Barington are “interested only in short-term gain for Barington’s own investors.”

THE FACTS:  Barington is a long-term investor, with its typical investment time horizon being between three and five years, with many investments being held much longer.  As noted recently by APB Financial Group:

“Barington Capital, which was founded by James Mitarotonda in January 2000, prefers to work constructively with the board and management to effect change and likes to obtain board seats at its investment companies.  We highlight that this activist is not what we refer to as a ‘hit and run’ activist and instead has a history of working with companies over multi-year periods.  We point to the activist’s successful investment in A. Schulman, which spanned over nine years.”

In the case of Eastern, the Barington Group has been an investor in the Company for over two years.  Far from being focused on short-term gains, all of Barington’s suggestions are geared toward creating long-term value at the Company.  We have not recommended that Eastern leverage the Company’s balance sheet or take undue risk, but rather implement thoughtful measures that Barington believes will help bring the Company’s share price performance more in line with its better performing peers – something the Eastern Board has been unable to do on its own over the last fifteen years.

Furthermore, the measures suggested by the Barington Group are not “self-serving” or “opportunistic,” but rather will benefit all Eastern shareholders equally.  As a significant shareholder that owns over 5.2% of the Company’s outstanding shares, our interests are clearly aligned with shareholders.  We want to maximize the long-term value of Eastern’s shares.  In contrast, we believe that David Robinson and Samantha Allison, both of whom are currently working for themselves as consultants, are more focused on earning Board fees than pressing for changes that benefit the long-term interests of all Eastern shareholders.

Eastern’s Claim:  James A. Mitarotonda and Michael A. McManus, Jr. “will only look out for the interests of Barington and not all shareholders.”

THE FACTS:  Barington has a fifteen-year track record of assisting undervalued publicly traded companies in improving their strategic focus, profitability and corporate governance to create long-term value for shareholders.  We have done this time and time again, and have been complemented by numerous CEOs, directors, analysts and journalists for our work.

Shareholders can observe the results of Mr. Mitarotonda and Mr. McManus working together as directors at A. Schulman, Inc., an international manufacturer of plastic compounds and resins, where both continue to serve on the Board.  As a result of the implementation of Barington’s recommendations for value creation at Schulman, the company has achieved numerous accomplishments that have helped turn the company from a laggard in its industry to a leader.  These accomplishments include, among other things, (a) Schulman’s North American operations, which had been unprofitable for several years, turning to profitability in fiscal 2010 and generating almost $40 million in operating profit in fiscal 2014, (b) the company completing ten acquisitions and two joint ventures that have enabled the company to focus on higher margin products and establish itself as a leading international supplier of high-performance plastic compounds and resins, (c) the company’s earnings per share (EPS) growing by a 15.3% compounded annual growth rate (CAGR) from $0.87 per share in fiscal 2007 to $2.36 per share in fiscal 2014, while its dividend increased from $0.58 per share in fiscal 2007 to $0.80 per share in fiscal 2014, (d) Schulman becoming less capital intensive, with net working capital decreasing from 21% of sales in fiscal 2007 to 12% of sales in fiscal 2014, and (e) the company improving its cash flow from operations from $65 million in fiscal 2007 to $113 million in fiscal 2014.

In addition to operational improvements, Barington has also helped facilitate the improvement of Schulman’s corporate governance through measures such as the removal of Schulman’s staggered board of directors, the implementation of a majority voting standard for uncontested elections and the termination of Schulman’s “poison pill” shareholder rights plan (all changes we hope to also make at Eastern).  In recognition of Mr. Mitarotonda’s contributions to shareholders, the Schulman Board nominated him in 2010 for the Outstanding Director Exchange’s “Outstanding Director Award.”

As noted in the May 14, 2010 issue of Deal Magazine:

“Barington’s successes include plastics company A. Schulman, Inc., whose board of directors, which was firmly entrenched thanks to a plurality voting system and staggered elections, sat idle as its North American division lost money.  In 2005, the company named Mitarotonda and David Birney, former president and CEO of plastics company Solvay America Inc., to the board.  [Note: Mr. McManus was added to the Board the following year – in the second quarter of fiscal 2007.]  The once unprofitable American unit recently recorded a $200,000 profit, the board has been declassified, and the company has adopted majority voting.  That’s how it’s supposed to work.”  (notation added)

The Daily Deal similarly noted in a January 27, 2014 article entitled “Barington’s Mitarotonda focuses on big picture” that:

“[Barington] remains one of the longest-running governance-focused activist hedge funds in action today and has had a major impact on dozens of corporations….[Barington’s] tactics typically differ drastically from those of some short-term activists who buy large stakes and pressure companies to hike their debt to buy back shares….[Barington’s] primary focus is on having the company make structural, long-term operational improvements.”

We encourage Eastern shareholders to review our investor presentation, a copy of which will be available shortly on our website at www.barington.com/eastern.html, for information on how Barington has helped improve long-term shareholder value at other companies, including Lancaster Colony Corporation, The Warnaco Group, Stewart & Stevenson Services and Gerber Scientific.

Eastern’s Claim:  “Mr. Mitarotonda proposed that Barington assist in developing a new strategic plan for the Company” and the “Board rejected this self-interested proposal because it would not have been in the best interests of all of the Company’s shareholders.”

THE FACTS: Barington is not in the practice of entering into consulting agreements with companies in our investment portfolio.  Our approach, which we have practiced for over 15 years, is to assist companies by serving as independent directors.  Among other things, providing consulting services could prevent our representatives from being deemed “independent” and therefore able to serve on key board committees.

Nevertheless, Leonard F. Leganza, Eastern’s Chairman and CEO, repeatedly asked us to prepare a proposal setting forth ways in which we could assist Eastern with strategic planning and acquisitions.  We finally sent him a letter, dated July 30, 2014 that summarized ways in which we could be of assistance.  The letter was prepared for discussion purposes only, and at Mr. Leganza’s suggestion, not ours. In response, Mr. Leganza sent us a letter dated September 25, 2014.  Contrary to the false and misleading assertions of the Company in its proxy materials, Mr. Leganza did not state that the Board found our proposal “self-interested” or “not in the best interests of all of the Company’s shareholders.”  Rather, he expressed his belief that Eastern’s in house resources are adequate to conduct strategic planning with the Board and to review acquisition candidates, perform diligence and integrate acquired companies.  Mr. Leganza went on to state that it is apparent that Barington “has substantial resources and contacts and we welcome all constructive proposals that you may make in the future.”

While we continue to wonder why we were repeatedly asked for a proposal if the Company felt it had things well in hand, what is clear to us beyond a doubt is that the Board is now trying to mischaracterize this situation as a diversionary tactic.

Eastern’s Claim:  “The Board-recommended nominees are experienced, independent and committed to shareholders’ interests.”

THE FACTS:  Eastern’s Board nominees have little, if any, industrial or public company board experience, and we question their independence and commitment to shareholder interests.

David C. Robinson – Other than serving as an Eastern director, Mr. Robinson has no experience as a public company director and has never worked at a manufacturing or industrial company.  Mr. Robinson’s business experience is in the insurance industry, where he ran a local insurance agency prior to its sale.  While we take the Board at its word when its states in its proxy statement that “we believe Mr. Robinson will provide the Company with many years of experience in the areas of employee benefits…,” we question his ability to add meaningful value in other important areas that we believe desperately need attention, particularly considering that it appears that he has been out of the active workforce for a number of years.

As Mr. Robinson has been a director of the Company for 25 years, we also question his independence.  As noted by GMI in its analysis report on Eastern:

“[w]hile we recognize the benefits of experience, it becomes increasingly challenging to act independently with such extensive service. Long-tenured directors can often form relationships that may compromise their independence and therefore hinder their ability to provide effective oversight.”

Finally, in the area of corporate governance, we believe that Mr. Robinson’s track record leaves much to be desired and demonstrates a disregard for shareholder interests.  As Mr. Robinson is a member of the Board’s Nominating and Corporate Governance Committee that did not meet at all last year and allowed the Board to amend Eastern’s Bylaws so that it could add a friend of Mr. Everets to the Board without a shareholder vote, we believe that he must take responsibility for Eastern’s poor record in the area of corporate governance.

Samantha Allison – Ms. Allison has never served as a public company director.  Furthermore, her professional experience is in the health care industry, and she has never worked at, or helped manage, an industrial company.  While we strongly believe that Eastern desperately needs new directors, we are convinced that shareholders will benefit more from someone who has experience running or overseeing a manufacturing company and is not a novice in the boardroom.

We also question Ms. Allison’s independence.  We understand that Ms. Allison was nominated to the Board by Eastern director John Everets, who she worked for at G.E. Healthcare Financial Services.  We also understand that since Ms. Allison has left G.E. Healthcare, Mr. Everets has hired her to provide consulting services for The Bank of Maine and other organizations he is affiliated with.  We are therefore concerned that Ms. Allison may place her loyalty to Mr. Everets ahead of her fiduciary duties to shareholders.

Finally, we would like to bring to your attention the characteristics that Eastern specifies to be a director of the Company, as set forth in its Proxy Statement.  Among other things, the Company states that candidates for director at Eastern will be preferred “to the extent they hold an established executive level position in business, finance, law, education, research, government or civic activities.” Interestingly, neither of Eastern’s nominees for election at the 2015 Annual Meeting meet this standard.

IT’S TIME TO ELECT SHAREHOLDER-FOCUSED DIRECTORS

WITH SUBSTANTIAL EXPERIENCE IMPROVING SHAREHOLDER VALUE

We have nominated James A. Mitarotonda and Michael A. McManus for election at the 2015 Annual Meeting because we know that they can help improve shareholder value and corporate governance at Eastern.

James A. Mitarotonda is an experienced director who has represented shareholder interests on more than a dozen public-company boards.  He is also the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that has substantial experience helping improve shareholder value and corporate governance in numerous undervalued industrial and manufacturing companies, including Ameron International, Stewart & Stevenson Services, Gerber Scientific, Lancaster Colony Corporation, Spartech and A. Schulman.

Michael A. McManus, Jr. is the President and Chief Executive Officer of Misonix, Inc., a manufacturer of medical devices, where he was recently selected by ExecRank as a top micro-cap CEO for 2014.  Prior to working at Misonix, Mr. McManus was the President and Chief Executive Officer of New York Bancorp Inc.  Under his leadership, that company’s shares rose almost 1,650%, from $2.63 per share on October 11, 1991 to $46 per share on March 27, 1998.  Mr. McManus is also an experienced public company director, having served on the boards of seven publicly traded companies.

We are convinced that Eastern needs new directors that have the experience necessary to help the Company compete in today’s demanding environment.  This includes experience in corporate strategy, risk management, technology, cybersecurity, employee management, mergers and acquisitions, marketing and investor relations, as well as knowledge of the capital markets, international experience, and a deep understanding of government and government regulations.  It is our belief that our nominees will best bring these and other skills to the Company.  We believe that one must only visit the home page of Eastern’s website at www.easterncompany.com to see that the Company desperately needs to bring new skills into the boardroom.

THE CHOICE IS CLEAR: VOTE THE WHITE PROXY CARD

NOW TO PROTECT THE VALUE OF YOUR INVESTMENT!

The choice in this proxy contest is clear.  James Mitarotonda and Michael McManus are highly- experienced directors who are committed to improving shareholder value and protecting shareholder interests at Eastern.  Together they helped create significant long-term value for the shareholders of Schulman.  We are highly confident that, if elected at the 2015 Annual Meeting, they can help do the same at Eastern.

We believe that shareholders cannot afford more of the status quo at Eastern.  Please act now to protect the value of your and our investment in the Company by voting the WHITE proxy card.  We urge you not to return any blue cards that the Company may send you, not even as a protest vote.  Your vote on the WHITE proxy card will send a message to the Eastern Board that it is time for the Board to focus its attention on what is truly important: improving the financial performance and corporate governance of Eastern for the benefit of all of the shareholders of the Company.

Thank you for your support,

THE BARINGTON GROUP

*     *     *     *     *

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is an investment firm that, through its affiliates, manages a value-oriented, activist investment fund that was established by James A. Mitarotonda in January 2000.  The Fund invests in undervalued publicly traded companies that Barington believes could appreciate significantly in value as a result of a change in corporate strategy or from various operational, financial or corporate governance improvements.  Barington’s investment team, senior advisors and industry contacts are seasoned operating specialists, experienced in working with companies to design and implement initiatives to improve their long-term financial and share price performance.  Barington has substantial experience investing in manufacturing and industrial companies, including Ameron International, Stewart & Stevenson Services, Griffon Corporation, Gerber Scientific, Lancaster Colony Corporation, Spartech Corporation, OMNOVA Solutions Inc. and A. Schulman, Inc.  Barington represents a group of shareholders that collectively owns over 5.2% of the outstanding shares of common stock of The Eastern Company.

Important Information:

The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on April 10, 2015 to be used to solicit proxies in connection with the election of its nominees at the 2015 Annual Meeting of Shareholders of The Eastern Company, a Connecticut corporation. Information relating to the participants in such proxy solicitation (the “Participants”) has been included in the definitive proxy statement.

THE BARINGTON GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE EASTERN COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED BY THE BARINGTON GROUP IN CONNECTION WITH THE SOLICITATION OF PROXIES ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  SHAREHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT HTTP://WWW.BARINGTON.COM/EASTERN.HTML OR BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

CONTACT:

Jared L. Landaw

Chief Operating Officer

Barington Capital Group, L.P.

(212) 974-5713

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